Exhibit 10.1

PURCHASE AGREEMENT

                This Purchase Agreement (this “Agreement”), dated as of June 12, 2003, is entered into by and between Wynn Resorts, Limited, a corporation organized under the laws of Nevada (together with its successors, the “Company”), and Société des Bains de Mer et du Cercle des Etrangers à Monaco, a société anonyme Monegasque organized under the laws of the Principality of Monaco (together with its successors, “SBM”).

                The parties hereto agree as follows:

                 1.             Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

                (a)             SBM agrees to purchase from the Company on the Closing Date (as defined below), in accordance with Section 2 below, 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price of US$45,000,000.

                (b)             The closing (the “Closing”) of the sale of the Shares will occur on June 20, 2003 or such other date as the Company and SBM mutually agree (such date, the “Closing Date”). As used herein, “Business Day” means any day on which the Common Stock may be traded on the Nasdaq National Market or, if the Nasdaq National Market is not then the principal U.S. trading market for the Common Stock, on any day other than a Saturday, Sunday or holiday on which banks in New York, New York, U.S.A. are required or permitted to be closed.

                 2.              Closing. The Closing shall take place on the Closing Date in the manner set forth below. The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

                (a)             Purchase Price. SBM shall cause to be wire transferred to the Company, in accordance with instructions to be provided by the Company, the aggregate purchase price of US$45,000,000 in immediately available funds.

                (b)             Common Stock Certificates. The Company shall deliver to SBM stock certificates representing 3,000,000 shares of Common Stock, duly executed by the Company and duly registered on the books of the Company in the name of SBM or, as instructed by SBM, any of its Subsidiaries.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to SBM as follows:

                 (a)             Organization. The Company has been duly incorporated and is validly existing in good standing under the laws of Nevada. Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.

                (b)             Corporate Authorization; Execution; Validity of Agreement. The execution, delivery and performance of this Agreement (including the authorization, sale, issuance and delivery of the Shares) have been duly authorized by all requisite corporate action and no further corporate consent or authorization of the Company, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by SBM, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

                (c)             Corporate Authority. The Company has full corporate power and authority necessary to (i) execute and deliver this Agreement, (ii) perform its obligations hereunder and (iii) carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries has full power and authority necessary to carry on its business as presently conducted and as presently proposed to be conducted. The Company and its Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification, except for such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Change. The outstanding shares of corporate capital stock and limited liability company membership interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, the shares of capital stock of such Subsidiaries are fully paid and non-assessable and, except as described in the Company’s Public Filings (as defined below), all such interests and shares are owned by the Company or another Subsidiary of the Company free and clear of all liens, encumbrances and equities and claims. For the purposes of this Agreement, “Material Adverse Change” means a material adverse change in the business, properties, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, whether or not occurring in the ordinary course of business.

                (d)             No Conflicts. Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the Articles of Incorporation, Bylaws or other constitutive documents of the Company and its Subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Subsidiaries, (C) any rule or regulation of the National Association of Securities Dealers or the Nasdaq National Market or any rule or regulation of the markets where the Company’s securities are publicly traded or quoted applicable to the Company or the transactions contemplated hereby or (D) any agreement filed by the Company as part of any Public Filing.

                (e)             Reservation of Common Stock. When issued to SBM against payment therefor, the Shares will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable; will be free and clear of any security interests, liens, claims or other encumbrances; and will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

                (f)             Public Filings. None of the Company’s filings (the “Public Filings”) with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), or under Section 14(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the financial statements and schedules of the Company and results of the Company’s operations and cash flow contained therein (each an “SEC Filing”), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

                (g)             Material Adverse Change. Except as set forth on Schedule 1 hereto, since the date of the Company’s most recent SEC Filing, (i) there has not been, and the Company is not aware of, any development that is reasonably likely to result in any Material Adverse Change and (ii) the Company and its Subsidiaries, taken as a whole, have not incurred any material liability or obligation, indirect, direct or contingent that was not in the ordinary course of business nor have they entered into any material transaction or agreement not in the ordinary course of business.

                (h)              Capitalization. As of the date hereof, the authorized capital stock of the Company consists of four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share and forty million (40,000,000) shares of preferred stock, par value $0.01 per share. Immediately prior to the Closing Date, (A) 79,351,957 shares of Common Stock were issued and outstanding, and 1,290,000 shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights (including 15,000 shares of Common Stock subject to option grants that have been approved by the Company’s Board of Directors but not yet granted), (B) no shares of Common Stock are held in the treasury of the Company, (C) no shares of preferred stock of the Company are issued and outstanding and (D) up to 7,131,939 additional shares of Common Stock may be issued under the 2002 Stock Incentive Plan of the Company. As of the date hereof, except as set forth above and on Schedule 1 hereto, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

                (i)             Hart-Scott-Rodino. (A) In accordance with Rule 802.4 (16 CFR 802.4) of the rules promulgated under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), the Company is an issuer whose assets, together with those of all entities it controls, consist of assets whose purchase would be exempt from the reporting requirements of the HSR Act pursuant to Rule 802.2 and (B) the Company, together with all entities it controls, does not hold other non-exempt assets with an aggregate fair market value of more than $50 million.

                 (j)             Acknowledgement. The Company acknowledges that this Agreement is made by SBM with the Company in reliance upon the representations, warranties and covenants of the Company contained in this Agreement, including with respect to the Strategic Alliance set forth in Section 5.

                (k)              Regulation S. The Company has not engaged, nor does it have actual knowledge that any party has engaged in any directed selling efforts (as such term is defined in Regulation S under the Securities Act) in the United States with respect to the Shares.

                4.             Representations and Warranties of SBM. SBM hereby represents and warrants to the Company:

                (a)             Organization. SBM has been duly organized and is validly existing in good standing as a société anonyme Monegasque under the laws of the Principality of Monaco. Each of SBM’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.

                (b)             Corporate Authorization; Validity of Agreement. The execution, delivery and performance of this Agreement by SBM have been duly authorized by all requisite corporate action and no further corporate consent or authorization of SBM, its Board of Directors or its shareholders is required. This Agreement has been duly executed and delivered by SBM and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against SBM in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

                (c)             No Conflicts. Neither the execution and delivery by SBM of this Agreement nor the performance by SBM of any of its obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the constitutive documents of SBM and its Subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over SBM or any of its Subsidiaries, (C) any rule or regulation of the Paris Stock Exchange or any rule or regulation of the markets where SBM’s securities are publicly traded or quoted applicable to SBM or the transactions contemplated hereby or (D) any of SBM’s material agreements except, as to clauses (B) and (D), with respect to the exclusive concession granted by the Principality of Monaco to the Company with respect to its activities, which require the approval referred to in Section 7(c) of this Agreement.

                (d)             Regulation S. SBM: (i) (A) is domiciled and has its principal place of business outside the United States; (B) certifies it is not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person; and (C) at the time of the invitation to purchase the Shares, the execution of this Agreement and the Closing, SBM or persons acting on SBM’s behalf in connection therewith were located or, in the case of the Closing, will be located, outside the United States; (ii) is not a “distributor” (as defined in Regulation S under the Securities Act) or a “dealer” (as defined in the Securities Act); and (iii) has not engaged, nor does it have actual knowledge that any party has engaged, and SBM will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S under the Securities Act) in the United States with respect to the Shares. As used herein, “United States” and “U.S. person” have the meanings given to them by Rule 902 of Regulation S under the Securities Act.

                (e)             Compliance with Law. SBM is in compliance with applicable laws, including (i) the legal requirements within its jurisdiction for the purchase of such Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained (subject to obtaining the approval of the Government of Monaco as to the transactions contemplated by this Agreement) and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such Shares.

                (f)             Reg S Acknowledgements. SBM has been advised and acknowledges that (i) the Shares have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country; (ii) it is a condition to the availability of the Regulation S “safe harbor” that the Shares not be offered or sold in the United States or to a U.S. person until the expiration of a period of one year following the Closing Date; (iii) notwithstanding the foregoing, prior to the expiration of one year after the Closing Date (the “Restricted Period”), the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person, the Shares are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; (iv) the Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section and shall transfer such Shares on the books of the Company only to the extent consistent therewith; and (v) the Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

                (g)             Investment Purpose. SBM is purchasing the Shares for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or an exemption therefrom.

                (h)             Gaming Approvals. Based on the advice of legal counsel licensed in Nevada, SBM reasonably believes that, to the extent that the Nevada Gaming Commission considers whether SBM is a suitable person to beneficially own or control (directly or indirectly) shares of Common Stock, SBM will be determined to be a suitable person for these purposes. SBM is aware of the provisions of Article VII of the Company’s Articles of Incorporation relating to Compliance with Gaming Laws.

                (i)             Share Ownership. Now and immediately prior to the Closing Date, SBM does not and will not beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Common Stock, including all options, warrants or other rights convertible into Common Stock.

                (j)             Acknowledgement. SBM acknowledges that this Agreement is made by the Company with SBM in reliance upon the representations, warranties and covenants of SBM contained in this Agreement, including with respect to the Strategic Alliance set forth in Section 5.

                  5.              Strategic Alliance. The Company and SBM agree that they will conduct and maintain a strategic relationship on the terms provided in the Strategic Alliance Term Sheet attached as Exhibit A hereto. The arrangements will be terminable at the option of either party by 90 days’ written notice given on or after April 1, 2010 or in the event that the Company has not opened Le Rêve for hotel and gaming operations on or before April 1, 2007, SBM shall have the right to terminate the arrangements upon 90 days’ written notice. The Company and SBM agree to cooperate in good faith with each other to structure any arrangements contemplated by the Strategic Alliance Term Sheet or otherwise undertaken pursuant to the strategic relationship in a manner to mitigate or optimize any United States federal, state, local, or non-United States taxes that may be imposed on the parties as a result of such arrangements or undertakings. As part of the strategic relationship, (a) the Company covenants and agrees with SBM that for so long as the strategic relationship exists, it will not enter into any marketing arrangements or other arrangements or understandings of the nature contemplated by the Strategic Alliance Term Sheet with (i) any other entity with significant gaming operations in France, Italy, Monaco or Switzerland or (ii) respect to any significant hotel or resort operations located in France, Italy, Monaco or Switzerland and (b) SBM covenants and agrees with the Company that for so long as the strategic relationship exists, it will not enter into any marketing arrangements or other arrangements or understandings of the nature contemplated by the Strategic Alliance Term Sheet with (i) any other entity with significant gaming operations in Nevada or (ii) respect to any significant hotel or resort operations located in Nevada.

                 6.             Covenants of the Company. The Company covenants and agrees with SBM that (i) for so long as SBM owns the Shares, the Company will use its reasonable best efforts to maintain the eligibility of the Common Stock for listing on the Nasdaq National Market or another U.S. national securities exchange (as defined in the Exchange Act); (ii) the Company will make all filings required by law to be made by it with respect to the transactions contemplated hereby; and (iii) the Company and SBM shall, within one Business Day after (A) the date hereof, publicly distribute a joint press release acceptable to the Company and SBM disclosing the material terms of this Agreement, and (B) the Closing Date, publicly distribute a joint press release to the Company and SBM disclosing the consummation of this Agreement.

                 7.             Covenants of SBM.

                (a)             Ownership of Shares. SBM covenants and agrees with the Company that, prior to April 1, 2005, without the prior written consent of the Company: (i) neither SBM, nor any of its affiliates, will acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of four percent (4%) or more of the Company’s outstanding Common Stock (calculated to include the Shares purchased hereunder and calculated to include as “outstanding,” any employee stock options with an exercise price per share greater than the closing sale price per share on such calculation date as reported by the Nasdaq National Market or the principal United States securities exchange on which the Common Stock is then traded) or any rights or options to acquire any such ownership (including from a third party); and (ii) SBM will not directly or indirectly transfer, sell, convey, encumber, assign or otherwise dispose of, voluntarily or involuntarily or by reason of merger or similar transaction (collectively, “transfer”), any of its interests in the Shares, except in either case as specifically contemplated by this Agreement; provided, that SBM may transfer any of its interests in the Shares (x) upon the occurrence of a Change of Control and (y) to one of its wholly-owned Subsidiaries if (A) such transfer is in accordance with Section 4(f) of this Agreement, (B) the transferee agrees to become bound by the terms of this Agreement as if it were SBM and (C) upon any event pursuant to which the transferee is no longer a wholly-owned Subsidiary of SBM, the interests in the Shares are transferred back to SBM.

                (b)             Cooperation. For so long as it owns any Shares, SBM will use its best efforts to cooperate with the Company’s efforts in connection with applying for and maintaining its right to the use any application for, receipt of approval for, right to the use of, or entitlement to, any license, permit, approval, authorization, registration, finding of suitability, franchise, concession or entitlement (a “Gaming License”) issued by any governmental licensing agency with authority over gaming and gambling activities or the operation of a casino or other similar enterprise in any jurisdiction in which such activities are lawfully conducted (a “Gaming Authority”), including providing documentation to and effecting filings with Gaming Authorities.

(c) Approvals. SBM will use its best efforts to promptly obtain the approval of the Government of Monaco of the transactions contemplated by this Agreement.

8. Legend. SBM understands that the certificates or other instruments representing the Shares shall bear a restrictive legend composed of exactly the following words capitalized below:

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”) AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR (B) IF IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS CERTIFICATE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS CERTIFICATE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(K) UNDER THE SECURITIES ACT, RESELL OR OTHERWISE TRANSFER THIS CERTIFICATE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                Note: The paragraph set forth above shall be removed from the legend and the Company shall issue a certificate without such legend to SBM if, unless otherwise required by state securities laws, such shares are sold pursuant to an effective registration statement under the Securities Act, Rule 144 or another applicable exemption from registration.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A PURCHASE AGREEMENT DATED AS OF JUNE , 2003, WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO HAVE AGREED TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH PURCHASE AGREEMENT. A COPY OF SUCH PURCHASE AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

                Note: The paragraph set forth above shall be removed from the legend and the Company shall issue a certificate without such legend to SBM if the restrictions on transfer by SBM under Section 7(a)(ii) of the Agreement are no longer applicable.

                In addition, additional language may be added at any time to the legend to the extent the Company is advised by counsel it is necessary or advisable in connection with any requirements relating to a Gaming License or Gaming Authority.

                Any transfer or sale of any Shares in violation of this Agreement shall be null and void ab initio, and SBM acknowledges that the Company may not register, recognize or give effect to, and may place a stop transfer order against, any such transfer or sale, nor shall the desired transferee acquire any rights in such Shares for any purpose.

                 9.             Conditions Precedent to SBM’s Obligations. The obligations of SBM hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by SBM: (i) the representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Closing Date, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied fully with all of the covenants and agreements in this Agreement; (iii) on the Closing Date, the Shares shall be duly listed and admitted for trading on the Nasdaq National Market, subject to notice of issuance; (iv) on the Closing Date, the Company shall have executed and delivered to SBM a registration rights agreement attached as Exhibit B hereto (the “Registration Rights Agreement”), dated as of the Closing Date, between the Company and SBM; (v) obtaining the approval of the Government of Monaco as to the transactions contemplated hereby; and (vi) each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, shall have been obtained or made and shall be in full force and effect.

                10.             Conditions Precedent to the Company’s Obligations. The obligations of the Company hereunder are subject to the performance by SBM of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by the Company: (i) the representations and warranties made by SBM in this Agreement shall be true and correct on and as of the Closing Date; (ii) SBM shall have complied fully with all the covenants and agreements in this Agreement; (iii) on the Closing Date, SBM shall have executed and delivered to the Company the Registration Rights Agreement, dated as of the Closing Date, between the Company and SBM; and (vi) each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by SBM of this Agreement, and the consummation of the transactions contemplated hereby, shall have been obtained or made and shall be in full force and effect.

                11.             Fees and Expenses. Each of SBM and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement.

                12.             Survival of Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for the Shares issuable hereunder.

                 13.             Notices. All communications hereunder shall be in writing and delivered as set forth below.

                 (a)              If sent to SBM, all communications will be deemed delivered: if delivered by hand, on the day received by SBM; if sent by overnight courier, on the next Business Day; and if transmitted by facsimile to SBM, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Société des Bains de Mer et du Cercle des Etrangers à Monaco
Place du Casino
Monte Carlo
98000 Principality of Monaco
Attention: Directeur Général
Telephone: +377 92 16 22 17
Facsimile: + 377 92 16 38 60

with a copy to (which copy shall not constitute notice):

Bredin Prat 130 rue du Faubourg Saint-Honoré 75008 Paris, France Attention: Jean-François Prat / Douglas Keane Telephone: +33-1-44 35 35 35 Facsimile: +33-1-42 89 10 73

                (b)             If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Wynn Resorts, Limited 3145 Las Vegas Blvd. South Las Vegas, Nevada 89109 Attention: Legal Department Telephone: (702) 733-4556 Facsimile: (702) 733-4596

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, 34th Floor Los Angeles, California 90071 Attention: Jerome L. Coben Telephone: (213) 687-5010 Facsimile: (213) 687-5600

                 14.             Confidentiality. Prior to the Closing, the parties agree to keep the terms and conditions of this Agreement strictly confidential except as may be required by law or by any listing agreement with a national securities exchange or trading market or as otherwise provided by this Agreement; provided that (i) SBM may disclose the terms and conditions of this Agreement to the Government of Monaco in connection with obtaining its approval of the transactions contemplated by this Agreement and (ii) the parties will issue a joint press release as provided in Section 6 of this Agreement. Notwithstanding anything to the contrary herein, any party (including employees, representatives and agents thereof) may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement; provided, however, that no party (including any employees, representatives and agents thereof) may disclose any information that is not necessary to understand the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of the parties and any information that could lead another to determine the identity of the parities), or any information to the extent that such disclosure could result in a violation of any federal or state securities law. In addition, subject to the terms of this Agreement, each of the Confidentiality Agreements by and between the parties hereto dated as of the date hereof (the “Confidentiality Agreements”) shall remain in full force and effect and shall survive termination of this Agreement, except with respect to Section 4 of the Confidentiality Agreement which shall survive termination of this Agreement but shall not survive the Closing.

                15.              Termination

                (a)             This Agreement and the transactions contemplated herein shall be automatically terminated if on or before June 20, 2003, the approval of the Government of Monaco as contemplated by Section 7(c) has been finally denied and may also be terminated at any time prior to the Closing:

(i) By the mutual written consent of the Company and SBM; or

                (ii)             By the Company by written notice to SBM if the approval from the Government of Monaco necessary in connection with the consummation of the transactions contemplated by this Agreement has not been obtained on or before June 20, 2003.

                (b)             Termination of this Agreement pursuant to Section 15(a) above, shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without liability on the part of any party, except (i) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (ii) Sections 11, 13, 14, 15(b) and 16 shall survive and continue in full force and effect.

                 16.              Miscellaneous.

                (a)             The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

                (b)             This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns, and no other Person will have any right or obligation hereunder. Neither the Company nor SBM may assign (whether by operation of law or otherwise) this Agreement. No Person acquiring Shares from SBM pursuant to a purchase will thereby obtain any of the rights contained in this Agreement. This Agreement and the Confidentiality Agreements together constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 16(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                (c)             This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regards to principles of conflicts of laws thereof, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in Clark County, Nevada and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding”). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

                (d)             Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice, which has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

                (e)             SBM and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. The exercise of any remedy by SBM or the Company shall not be deemed an election of remedies or preclude SBM or the Company, respectively, from exercising any other remedies in the future.

(f) This Agreement may be amended, modified or supplemented only by a written instrument signed by SBM and the Company.

                 (g)             Each of the parties will cooperate with the other and use its reasonable best efforts to prepare all necessary documentation, to effect all necessary filings with any regulatory, administrative or other governmental body, and to obtain each approval, consent, order, authorization, designation, or declaration necessary in connection with the execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby.

                (h)             For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement, (ii) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable, (iii) references to a “Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or (B) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership) and (iv) a “Change of Control” shall mean the occurrence of any of the following: (A) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Stephen A. Wynn and his affiliates (including his heirs, estate, lineal descendents, immediate family members (“Family Members”) and any trust, corporation, partnership or other entity, the beneficiaries, equity holders, partners, owners or Persons beneficially holding a controlling interest of which consist of Stephen A. Wynn and/or such other Family Members) own as a group own less than 10% of the outstanding Common Stock, (B) the first day on which Stephen A. Wynn does not act as either the Chairman of the Board of Directors or the Chief Executive Officer of the Company, other than (x) as a result of death or disability or (y) if the Board of Directors of Wynn Resorts, exercising their fiduciary duties in good faith, removes or fails to re-appoint Stephen A. Wynn as Chairman of the Board of Directors or Chief Executive Officer of the Company or (C) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Stephen A. Wynn no longer has the ability, either individually or pursuant to any voting arrangements with other stockholders, to cause the election of a majority of the Company’s Board of Directors.

[SIGNATURE PAGE FOLLOWS] IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Purchase Agreement, as of the date first written above.

WYNN RESORTS, LIMITED

By:	/s/ Stephen A. Wynn

Name:	Stephen A. Wynn

Title:	Chief Executive Officer

SOCIÉTÉ DES BAINS DE MER ET DU CERCLE DES ETRANGERS À MONACO

By:	/s/ Jean-Luc Biamonti

Name:	Jean-Luc Biamonti

Title:	Chairman

Exhibit A

Strategic Alliance Term Sheet

A worldwide marketing alliance to be created between SBM and the Company (including their Subsidiaries) with respect to all elements of both parties' respective businesses (casinos, hotels, restaurants, spas, sports and entertainment) to include:

o	Promotion of the existence of the Strategic Alliance in each parties’ printed materials (magazines, brochures, flyers and other on-site marketing materials) to be provided in each parties’ guest rooms, and examination of feasibility of publishing a co-directory. In addition, each party’s property website will include hyperlinks to the other party’s property website.

o	Joint promotion, including sales and marketing in various priority markets to be defined where both can benefit, with all documentation sent by either party having a tag line mentioning the Strategic Alliance with the other party; such marketing and promotional efforts to include:

o	Education of each parties’ sales and marketing forces regarding the operations of the other party in order for such such forces to promote the properties of the other party (including with respect to special events and offers).

o	Joint marketing offers or sales calls to specific markets and specific type of clients.

o	Cross reference and offers on individual group newsletter / magazine, etc.

o	If magazine, each of the Company and SBM gets a page for image promotion or specific offers.

o	Exchange of database (with each party remaining owner of its respective database): i.e. direct mail to be done by each of the Company and SBM to promote the other (such exchange to be done in a way that optimizes each party’s access within the limit of all applicable laws, including anti-trust and privacy laws).

o	Specific decision to be made for the high rollers as to not jeopardize each other.

o	Common flyers or newsletters or direct mail or specific markets and for specific seasons or events i.e., Grand Prix Monaco, Chinese New Year, etc.

o	Not to preclude each entity’s separate marketing efforts to individual customers.

o	Through our respective representatives throughout the world, joint promotion in terms of sales and active clients search.

o	Not to preclude each entity’s separate marketing efforts to individual customers.

o	Exchange of best “practice” in all elements of both parties’ respective businesses (casinos, hotels, restaurants, spas, sports and entertainment), including:

o	Joint training opportunities, including possibilities of sending croupiers/dealers and inspectors/supervisors and managers for periods of two weeks to three months or more to be determined to learn from each other and use best practice.

o	Subject to employees’ consent, room availability, etc.

o	Examination of exchange or joint efforts with respect to specific artistic shows and specific stars, if possible, in the three areas (taking account of course of a party only having one permanent artistic show).

o	Exchange of Chefs for culinary weeks or “restaurants” for specific times or seasons i.e. a Cantonese Chef for Monaco for July and August.

o	A gourmet dining room Chef for Las Vegas for April May etc.

o	Subject to Chefs’ consent, room availability, etc.

o	Exchange of operational tools and services in order to meet each party’s clients’ expectations (e.g., services required and attention to detail for Chinese clients)

o	Sharing of purchasing expertise, and to the extent possible, sharing purchasing power

o	Use of Casino “designer” in terms of efficiency, display of tables most profitable games, in terms of concept and circulation.

o	On a consultation basis; willing to share existing drawings, but would expect reimbursement for work done by design team to create any new drawings, etc.

o	Best “practice” in terms of day to day animation in the casinos (exchange of best practice and guests expectations).

o	Joint promotional efforts to extend to new properties of each party wherever located.

Each of Jean-Luc Biamonti and Steve Wynn shall designate representatives and coordinators of each entity to work together on or supervise the implementation of the above items.